Exhibit 3.9

State of Delaware Secretary of State Division of Corporations Delivered 04:50 PM 01/12/2006 FILED 04:18 PM 01/12/2006 SRV 060033498 – 4093362 FILE

CERTIFICATE OF INCORPORATION

OF

FAIRWAYS 340 CORP.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Fairways 340 Corp.

SECOND. The address of the corporation's registered office in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

THIRD. The corporation has been formed to engage in such lawful activities and to exercise such powers permitted to corporations under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 10,000. All such shares are to be Common Stock, par value of $.0001 per share, and are to be of one class.

FIFTH. Except as otherwise provided in this certificate of incorporation in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which the

General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

NINTH. The incorporator of the corporation is Emily A. Aguto, whose mailing address is 31248 Oak Crest Drive, Suite 100, Westlake Village, California 91361.

TENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who is to serve as the sole initial director of the corporation until the first annual meeting of stockholders of the corporation, or until his successor is duly elected and qualified, is:

Freeman Lyle

9601 Wilshire Boulevard, Suite 220

Beverly Hills, CA 90210

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true and accordingly has hereunto set her hand this 12th day of January, 2006.

/s/ Emily A. Aguto
Emily A. Aguto, Incorporator

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